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THE LOEWEN GROUP INC.
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                                                                            NEWS

Media Contact:    James Hoggan & Associates Inc.
                  Pam Whitworth
                  (604) 739-7500 or
                  Email: pwhitworth@hoggan.com


Investor Contact: (800) 347-7010


                              FOR IMMEDIATE RELEASE
               LOEWEN GROUP TO FILE REVISED PLAN OF REORGANIZATION

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Toronto Ontario, May 7, 2001----The Loewen Group Inc. ("the Company") today announced that it will file a Second Amended Plan of Reorganization with the United States Bankruptcy Court for the District of Delaware. That filing is expected to occur within the next two weeks.

Management believes that, operationally, the Company is ready, and has been ready since at least October, 2000, to emerge from the pending Chapter 11 and CCAA proceedings. However, confirmation of a plan of reorganization has been prevented by one principal issue--a continuing dispute among certain creditor groups as to whether holders of the Company's Series 3, 4, 6 and 7 Senior Notes and Pass-through Asset Trust Securities ("PATS") are secured and entitled to the benefits of the collateral held under the terms of the Collateral Trust Agreement ("CTA").

As earlier reported, the United States Bankruptcy Court, in January, 2001, initiated a mediation process aimed at achieving a settlement of the CTA dispute. The Court appointed as mediator a highly-respected law professor and authority on commercial and bankruptcy law. Pursuant to the Court's order, the mediator extensively researched, reviewed and evaluated the positions presented by the various creditor groups in light of law pertinent to the CTA dispute. The mediator also conducted formal and informal mediation sessions in addition to working directly with representatives of and advisors to principal creditor groups and the Company. The mediation did not produce a consensual resolution of the CTA issue. However, the mediator has provided a report to the Company recommending a range of possible adjustments to the Company's previously-filed Plan of Reorganization based upon his objective evaluation of the probabilities of success of the various legal and factual arguments presented by the various parties.

The Second Amended Plan of Reorganization to be filed by the Company will adopt the mediator's recommendations and will propose creditor recoveries at the mid-point of the mediator's recommended range.



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Specifically, the Second Amended Plan will differ from the Plan filed on
February 16, 2001, primarily in that holders of various securities claiming the benefits of the collateral held under the terms of the CTA will no longer be treated on a pari passu basis. Instead, subject to adjustment as a result of the Company's ongoing review of claims estimates, the proposed aggregate recoveries for holders of the Series 6 and 7 Senior Notes and PATS will be reduced from the levels shown in the February 16, 2001 Plan by approximately $87.4 million; the aggregate recoveries for holders of Series 3 and 4 Senior Notes will be increased by approximately $14.6 million; and the aggregate recoveries for the holders of the Company's bank debt, and Series D, E, 1, 2, and 5 Senior Notes will be increased by approximately $72.8 million. Subject to the continuing claims review, it is anticipated that other creditor groups will not be materially affected by the changes to the Plan. As explained in the Plan and related Disclosure Statement, all projections of creditor recoveries in the Plan are estimates based upon certain considerations and assumptions set forth therein.

It is the intention of the Company to ask the United States Bankruptcy Court to approve submittal of this Second Amended Plan to a vote of the Company's creditors.

Safe Harbor: Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the status and progress of the Company's reorganization, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward - looking information contained in this release include, but are not limited to, uncertainty regarding the continued progress and timing of the Company's reorganization, the resolution of issues relating to certain indebtedness of the Company and other issues presented by the reorganization, the acceptance of the Company's proposed Plan of Reorganization, general economic conditions, the Company's ability to implement its business plan, the Company's future competitive position and the continued progress of the Company's disposition program.

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